Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) is made and entered into as of May 6, 2022 by and between Southwest Gas Holdings, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as rights agent (the “Rights Agent”), and amends the Rights Agreement, dated as of October 10, 2021, by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in any manner, subject to the terms of the Rights Agreement, and direct the Rights Agent to so supplement or amend such provisions; and

WHEREAS, the Board of Directors has determined that an amendment to the Rights Agreement as set forth herein is desirable, the Company hereby directs the Rights Agent to so amend the Rights Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Amendment of “Acquiring Person” definition. The definition of Acquiring Person in Section 1(a) of the Rights Agreement is hereby amended by:

(i) amending and restating the preamble in Section 1(a) to read in its entirety as follows:

“Acquiring Person” shall mean any Person (other than an Exempt Person) who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 24.9% of the shares of Common Stock then outstanding; provided, however, that

and

(ii) replacing each occurrence in Section 1(a) of the phrase “10% (20% in the case of a Passive Institutional Investor) or more of the shares of Common Stock then outstanding” with “more than 24.9% of the shares of Common Stock then outstanding”.

2. Deletion of “Passive Institutional Investor” definition. The definition of Passive Institutional Investor in Section 1(k) of the Rights Agreement is hereby deleted in its entirety.

3. Amendment to Summary of Rights. The form of the Summary of Rights attached as Exhibit C to the Rights Agreement is hereby amended by amending and replacing the last sentence of the second paragraph under “Exercise; Distribution Date; Transfer of Rights; Right Certificates” with

A person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of more than 24.9% of the outstanding shares of Common Stock, except in certain situations specified in the Rights Agreement.

4.    Ratification. Except as amended by this Amendment, the Rights Agreement remains the same and in full force and effect.

5.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State; provided, however, that the rights, obligations and duties of the Rights Agent hereunder shall be governed by and construed in accordance with the laws of the State of New York.

6.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Rights Agreement as of the day and year first above written.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ Thomas E. Moran
Name: Thomas E. Moran
Title: Vice President/Corporate Secretary/Legal Counsel

EQUINITI TRUST COMPANY, as Rights Agent

By:	/s/ Matthew D. Paseka
Name: Matthew D. Paseka
Title: SVP, Relationship Director

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